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                                                               Exhibit 99.2
                                                               ------------

                                   Contacts: Morgan-Walke Associates
                                             Betsy Brod/Alex Gleeson
                                             Media: Michelle Zawrotny
     FOR IMMEDIATE RELEASE                   (212) 850-5600
     ---------------------

          FOXMEYER HEALTH INVOKES BUY/SELL DISPUTE RESOLUTION PROVISION
            OF HAMILTON MORGAN LLC WHICH HOLDS 31% OF PHAR-MOR, INC.

               DALLAS, TX, DECEMBER 19, 1996 -- FOXMEYER HEALTH CORPORATION (NYSE: FOX) announced today that the Company has exercised its option to either sell its 69.8% majority investment in Hamilton Morgan LLC or buy the minority interest, at a price of $9.00 per share, from the partnership's other major investor, Robert Haft, Chairman and Chief Executive Officer of Phar-Mor, Inc. Hamilton Morgan LLC is a limited liability Company whose sole investment is its approximately 31% stake or 3,750,000 shares of Phar-Mor, Inc. (Nasdaq: PMOR), a deep-discount drug store chain which has entered into an agreement, along with Shopko Stores (NYSE: SKO), to sell or exchange their respective businesses to a newly created company, Cabot Noble, Inc.

               Under the provisions of the Hamilton Morgan LLC agreement, Mr. Haft now has 90 days in which to respond to FoxMeyer Health by agreeing to either sell his interest in or purchase FoxMeyer Health's interest in Hamilton Morgan LLC. According to the letter sent by FoxMeyer to Haft, a decision to purchase FoxMeyer Health's interest would result in total cash proceeds of $26,557,500 to FoxMeyer. If Mr. Haft elects to sell his shares, he would receive proceeds amounting to $7,192,500, of which $3,596,250 would be paid be paid at closing and the remainder due in 18 months. FoxMeyer Health currently owns, and will continue to own after the conclusion of this transaction, an additional one million shares of Phar-Mor, Inc. outside of its investment in the limited liability company.

               With respect to the transaction, the management of FoxMeyer Health Corporation stated that its decision to implement the dispute resolution process is based on its dissatisfaction with its joint ownership of Hamilton Morgan. Consequently, the management of FoxMeyer Health believes that its shareholders' interests, as well as those of Phar-Mor shareholders, are better served through the exercise of the dispute resolution process.


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